INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of The American Funds Series -
U.S. Government Securities Fund:

We consent to (a) the use in this Post-Effective Amendment No. 30 to Registration Statement No. 2-98199 on Form N-1A of our report dated October 7, 2003 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



DELOITTE & TOUCHE LLP
Los Angeles, California
October 27, 2003